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                                                                      EXHIBIT 5



               [AMERICAN INTERNATIONAL GROUP, INC. LETTERHEAD]



September 22, 1995

American International Group, Inc.
70 Pine Street
New York, New York 10270

Dear Sirs:

In connection with the registration under the Securities Act of 1933 (the "Act") of 67,631 shares (the "Securities") of Common Stock, par value $2.50 per share, of American International Group, Inc., a Delaware corporation (the "Company"), I, as Associate General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion:

        1. With respect to the Securities to be acquired upon the exercise of stock options granted by the Company (the "AIG Option Shares"), when the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act and the AIG Option Shares have been duly issued upon the exercise of the related stock options as contemplated by the Registration Statement, the AIG Option Shares will be validly issued, fully paid and non-assessable.

        2. With respect to the Securities to be acquired upon the exercise of stock options granted under the 1994 Stock Option Plan of C.V. Starr & Co.,
Inc. (the "1994 Star Shares"), when the 1994 Starr Shares are delivered upon the exercise of the related stock options in accordance with their terms as contemplated by the Registration Statement, the 1994 Starr Shares will be validly issued, fully paid and non-assessable.

        3. With respect to the Securities that have been acquired upon the exercise of stock options under the 1989 Stock Option Plan of C.V. Starr & Co., Inc. (the "1989 Issued Shares"), the 1989 Issued Shares have been validly issued and are fully paid and non-assessable.

        4. With respect to the Securities to be acquired upon the exercise of stock options granted under the 1989 Stock Option Plan of C.V. Starr & Co., Inc. (the "1989 Unissued Shares"), when the 1989 Unissued Shares have been delivered upon the exercise of the related stock options in accordance with their terms as contemplated by the Registration Statement, the 1989 Unissued Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the headings "Validity of Common Stock" in each of the Prospectuses. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under
Section 7 of the Act.

Very truly yours,



/s/ KATHLEEN E. SHANNON
---------------------------
Kathleen E. Shannon
Associate General Counsel